Exhibit 3.4

CERTIFICATE OF ELIMINATION

OF

Series C Preferred Stock

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DecisionPoint Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors, has duly adopted the following resolutions:

RESOLVED that no shares of the Series C Preferred class (or Preferred C series) are outstanding and none will be issued.

FURTHER RESOLVED, that a Certificate of Elimination be executed, which shall have the effect when filed in Delaware of eliminating from the Certificate of Incorporation all reference to the Series C Preferred class (or Preferred C series) of stock.

SECOND:  That the Certificate of Designations, Preferences and Rights with respect to the above Series C Preferred class (or Preferred C series) of stock was filed in the office of the Secretary of State of Delaware on July 1, 2011.  None of the authorized shares of the Series C Preferred class (or Preferred C series) of stock are outstanding and none will be issued.

THIRD:  That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation is hereby amended to eliminate all reference to the Series C Preferred class (or Preferred C series) of stock.

[Signature page follows.]

IN WITNESS WHEREOF, DecisionPoint Systems, Inc. has caused this certificate to be signed by Nicholas Toms, its Chief Executive Officer this 8th day of November, 2013.

/s/ Nicholas Toms
By:	Nicholas Toms,
Chief Executive Officer

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